JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Registered with the Public Company
Accounting Oversight Board

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Sir/Madam:

We are the predecessor independent registered public accounting firm for Advanced Biomedical Technologies, Inc. (the "Company"). We have read the Company's disclosure set forth in Item 4.01, "Changes in Registrant's Certifying Accountant", of the Company's Current Report on Form 8-K dated March 10, 2010 (the Current Report) and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.

Yours faithfully,

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong

Date: March 10, 2010

1607 Dominion Centre, 43 Queen's Road East, Wanchai, Hong Kong
Telephone : (852) 25295500 Fax: (852) 21277660
Email : jimmy.cheung@jchcheungco.hk
Website : http://www.jchcheungco.hk